   As filed with the Securities and Exchange Commission on November 24, 1998
                                                     Registration No.
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                     ------------------------------------

                                   FORM SB-2
                            Registration Statement
                       Under the Securities Act of 1933

                     ------------------------------------

                         HOUSTON INTERWEB DESIGN, INC.
            (Exact name of Registrant as specified in its charter)

             TEXAS                      7310                   76-0532709
(State or other jurisdiction     (Primary Standard          (I.R.S. Employer
    of incorporation or       Industrial Classification   Identification Number)
      organization)                  Code Number)

    1770 ST. JAMES PLACE, SUITE 420                    HARRY L. WHITE
         HOUSTON, TEXAS 77056                   HOUSTON INTERWEB DESIGN, INC.
           (713) 627-9494                         1770 ST. JAMES, SUITE 420
    (Address, and telephone number                    HOUSTON, TEXAS 77056
    of principal executive offices)         (Name, address and telephone number
                                                   of agent for service)

                                  COPIES TO:
                              THOMAS C. PRITCHARD
                           BREWER & PRITCHARD, P.C.
                            1111 BAGBY, 24TH FLOOR
                             HOUSTON, TEXAS  77002
                             PHONE (713) 209-2911
                           FACSIMILE (713) 209-2921

                           ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------
            TITLE OF EACH CLASS OF    AMOUNT     PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
               SECURITIES TO BE       BEING       OFFERING PRICE        AGGREGATE         REGISTRATION
                   REGISTERED       REGISTERED     PER SHARE(1)    OFFERING PRICE(1)(2)       FEE
---------------------------------------------------------------------------------------------------
 Common Stock                       1,002,633        .0156799           $15,721.18          $4.37
---------------------------------------------------------------------------------------------------
 TOTAL                              1,002,633        .0156799           $15,721.18          $4.37
---------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2)  The book value of the Common Stock, calculated pursuant to Rule 457(f).

                           ------------------------

                SUBJECT TO COMPLETION, DATED NOVEMBER 24, 1998


                         HOUSTON INTERWEB DESIGN, INC.

                DISTRIBUTION OF 750,000 SHARES OF COMMON STOCK

                    RESALE OF 252,633 SHARES OF COMMON STOCK



     This prospectus relates to the registration of the distribution by PinkMonkey.com, Inc. of 750,000 shares of no par value company common stock which will be distributed by PinkMonkey.com, Inc. to its shareholders of record as of the record date which will be established prior to the distribution. PinkMonkey.com shareholders will receive one share of company
common stock for every                     shares of PinkMonkey.com, Inc.
held of record on                , 1998 (the record date to be established).
This prospectus also relates to the resale of 252,633 shares of company common stock currently outstanding, which may be sold by the selling stockholders from time to time as market conditions permit in the market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Shares offered by the selling stockholders may be sold by one or more of the following methods without limitation: (i) ordinary brokerage transactions in which a broker solicits purchases; and (ii) face to face transactions between the selling stockholders and purchasers without a broker-dealer. A current prospectus must be in effect at the time of the sale of the shares of common stock to which this prospectus relates. Each selling stockholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a current prospectus upon such sale. See "Description of Capital Stock" and "Plan of Distribution and Selling Stockholders." The company will not receive any proceeds from the distribution to PinkMonkey.com shareholders or the resale of common stock by the selling stockholders. The registration of the distribution by PinkMonkey.com, Inc. of 750,000 shares of company common stock and the resale of 252,633 shares of company common stock represent 6.2% of the company's outstanding shares of common stock.

     As the distribution and the resale of the shares of common stock is being registered under the Securities Act, holders who subsequently resell such shares to the public may be deemed to be underwriters with respect to such shares of common stock for purposes of the Securities Act with the result that they may be subject to certain statutory liabilities if the registration statement is defective by virtue of containing a material misstatement or omitting to disclose a statement of material fact. The company has not agreed to indemnify any of the PinkMonkey.com shareholders or the selling stockholders regarding such liability. See "Plan of Distribution and Selling Stockholders."

                           ------------------------

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                           ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                           ------------------------



        The date of this prospectus is                , 1998


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                               TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----
Prospectus Summary                                                                  2
Risk Factors
   Forward-Looking Statements                                                       3
   Limited Operating History; History of Losses; Anticipated Losses                 4
   Working Capital Requirements Potential Need For Additional Financing             4
   Potential Fluctuations in Quarterly Operating Results; Seasonality               4
   Evolving Market for the Company's Web Sites                                      5
   Unproven Business Model; Market Acceptance of SITEBLAZER network                 5
   Risk of System Failure                                                           5
   Rapidly Changing Technology                                                      6
   Competition                                                                      6
   Management of Growth                                                             7
   Dependence on Key Personnel                                                      7
   Dependence on Sales by Third Parties                                             7
   Dependence on the Internet Infrastructure                                        8
   Dependence on Proprietary Rights                                                 8
   Risk of Infringement                                                             8
   Sales and Other Taxes                                                            9
   Government Regulation and Legal Uncertainties                                    9
   No Prior Public Market for Common Stock; Possible Volatility of Stock Price      9
   Shares Eligible for Future Sale                                                 10
   Penny Stock Regulation                                                          10
   Year 2000 Implications                                                          10
   Control by Principal Stockholders, Officers and Directors                       11
   Anti-Takeover Effects of Certain Provisions of Amended and Restated
     Articles of Incorporation and By-Laws; Possible Issuance of
     Preferred Stock                                                               11
   Lack of Disinterested, Independent Directors                                    11
Use of Proceeds                                                                    11
Dividend Policy                                                                    11
Capitalization                                                                     12
Determination of Offering Price                                                    12
Dilution                                                                           12
Selling Stockholders                                                               12
Plan of Distribution                                                               14
Legal Proceedings                                                                  15
Management                                                                         15
Principal Stockholders                                                             16
Description of Securities                                                          16
Shares Eligible for Future Sale                                                    17
Interest of Named Experts and Counsel                                              17
Disclosure of Commission Position on Indemnification For Securities
  Act Liabilities                                                                  17
Organization Within Last Five Years                                                17
Business                                                                           17
Management's Discussion and Analysis of Financial Condition and
  Results of Operation                                                             24
Description of Property                                                            26
Certain Transactions                                                               26
Market For Common Equity and Related Stockholder Matters                           26
Executive Compensation                                                             27
Financial Statements                                                               27
Changes in and Disagreements With Accountants on Accounting and
  Financial Disclosure                                                             27
Legal Matters                                                                      27


     If you receive any information or any representation other than those contained in this prospectus, such information or representation must not be relied upon as having been authorized by the company. The prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby, to or from any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the business or affairs of the company since the date hereof or that the information in the prospectus is correct as of any time subsequent to the date as of which such information is furnished.

                              PROSPECTUS SUMMARY


     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL DATA (INCLUDING FINANCIAL STATEMENTS AND NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THIS PROSPECTUS REFLECTS A 165-FOR-ONE FORWARD STOCK SPLIT THAT OCCURRED IN AUGUST 1998.

THE COMPANY

     Houston InterWeb Design, Inc. is a web site development company which specializes in designing, creating and marketing cost-effective Internet products and custom software. The company strives to provide businesses, of all sizes, with interactive Internet web sites along with marketing services, to create long-term value for its customers. Some of the company's marketing services include: search engine marketing, banner-ad advertising, news group postings, custom statistical counters, web site tracking logs and other traditional marketing methods. In addition, the company develops customized software programs, on various platforms, that are Internet compatible (i.e. accounting/finance interfaces, online editable non-hypertext markup language databases and Oracle/Lotus Internet database interfaces). The company's long-term strategy is to create valuable interactive web sites, e-commerce interfaces/sites and Intranets and Extranets, which will empower companies to utilize the super-efficiencies of the Internet worldwide. The company assists its customers in improving their Internet presence for products and/or services offered. The company developed proprietary technology for the creation of web sites which increases the likelihood that the customers' web sites are brought up in front of an Internet user irrespective of the search engine used. Most of the company's custom web sites have password protected administrative areas which allow the company's customers to update their site with little or no programming skills. Although the majority of the company's current revenues are derived from custom web site design and search engine marketing, the company is expanding its operations to include a wider variety of interactive database nodes, e-commerce solution nodes, and network security.

     The company offers instant web presence through SiteBlazer.com by offering its customers a tool to build customized, updateable web sites. The company developed SiteBlazer.com as a solution for mass production of affordable custom/dynamic web sites. Management expects SiteBlazer.com to provide an avenue for timely web site production at a reduced cost. Customers' web sites are included in the SiteBlazer.net search engine ("SITEBLAZER network"). The company also markets solutions through licensing agreements with third parties and reseller agreements with third parties. The software incorporates the company's Internet search engine technology.

THE DISTRIBUTION AND RESALE OF COMMON STOCK

Common Stock to be Distributed         750,000 shares to be distributed to the shareholders
                                       of PinkMonkey.com., Inc. ("PinkMonkey.com").

Common Stock to be Resold               252,633 shares

Common Stock Outstanding                16,281,633 shares

Risk Factors                            An investment in the shares of common stock involves
                                        a high degree of risk and substantial immediate dilution.
                                        Prospective customers should review carefully the
                                        information set forth under "Risk Factors."

No Proceeds                             The distribution and resale will result in no proceeds
                                        to the company.

Lack of Market                          There is currently no market for the common stock; there
                                        is no assurance that any market will develop; if a market
                                        develops for the company's securities, it will likely be
                                        limited, sporadic and highly volatile.  See "Risk Factors."

SUMMARY FINANCIAL DATA

     THE FINANCIAL INFORMATION PRESENTED BELOW IS DERIVED FROM THE AUDITED FINANCIAL STATEMENTS OF THE COMPANY FOR THE PERIOD FROM INCEPTION (AUGUST 9,
1996) THROUGH JULY 31, 1997 AND FOR THE YEAR ENDED JULY 31, 1998.

                                             PERIOD ENDED     YEAR ENDED
                                             JULY 31, 1997   JULY 31, 1998
                                             -------------   -------------
Revenues                                       $185,994        $  628,070
Total Expenses                                  255,824         1,402,169
                                               --------        ----------
Loss Before Federal Income Tax                  (69,830)         (774,099)
Federal Income Tax Expense (Benefit)             (4,998)            7,496
Net Income(Loss)                               $(64,832)       $ (781,595)
                                               --------        ----------
                                               --------        ----------


BALANCE SHEET DATA

                                             JULY 31, 1997   JULY 31, 1998
                                             -------------   -------------
Working Capital (Deficit)                      $(74,061)       $ (106,092)
Total Assets                                   $ 88,338        $  159,369
Long-Term Liabilities                                --                --
Shareholders' Equity (Deficit)                 $(60,832)       $  (92,427)


                                 RISK FACTORS

    Prospective investors should carefully consider the following risk factors in addition to the other information contained in this prospectus, before making an investment decision concerning the common stock.

FORWARD-LOOKING STATEMENTS

   This prospectus contains certain statements that are forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "estimates," "will," "should," "plans" or "anticipates" or the negative thereof or other variations thereon or comparable terminology or by discussions of strategy. Such statements include, but are not limited to, the discussions of the company's operations, liquidity and capital resources. Forward-looking statements are included in the "Risk Factors," "Results of Operations," and "Business" sections of this prospectus. Although the company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate forward-looking statements. Generally, these statements relate to business plans, strategies, anticipated strategies, levels of capital expenditures, liquidity and anticipated capital financing needed to effect the business plan. All phases of the company's operations are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the company and cannot be predicted with any degree of accuracy. In light of the significant uncertainties inherent in the forward-looking statements made in the prospectus, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, the risks set forth in "Risk-Factors." The forward-looking statements contained herein speak only as of the date of this prospectus and the company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the company's expectations or any change in events, conditions or circumstance on which any such statement is based.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES; ANTICIPATED LOSSES

   The company was incorporated in August 1996, and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies with limited operating histories, particularly companies in the new and rapidly evolving markets for the Internet and Internet services. There can be no assurance that the company will be successful in addressing such risks. Although the company has experienced revenue growth, growth rates may not be sustained and are not necessarily indicative of future operating results. Since its inception, the company has an accumulated deficit of $846,427 and as of July 31, 1998, cash in the amount of $18,988. Given the level of planned operating and capital expenditures, the company anticipates that it will continue to incur operating losses at least into the year 2000. There can be no assurance that operating losses will not increase in the future or that the company will ever achieve or sustain profitability. To the extent that revenues do not grow at anticipated rates, that increases in operating expenses precede or are not subsequently followed by commensurate increases in revenues, or that the company is unable to adjust operating expense levels accordingly, the company's business, results of operations, and financial condition will be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Overview."

WORKING CAPITAL REQUIREMENTS POTENTIAL NEED FOR ADDITIONAL FINANCING

   At July 31, 1998, the company had a working capital deficit of $106,092.
The company's ability to maintain adequate working capital will be largely dependent upon the company's results of operations. Net cash used in the operation of the company's business was $275 for the period from inception (August 9, 1996) to July 31, 1997 and net cash provided by operating activities was $3,169 for the year ended July 31, 1998. The company needs to raise additional capital to fund future operations and to satisfy future capital requirements. There can be no assurance that the company will be able to raise needed capital on terms favorable to the company, if at all. If the company is unable to secure sufficient capital in the future, its ability to pursue its business strategy and its results from operations may be impaired. There is no assurance that the company's estimate of its liquidity needs is accurate or that new business development or other unforeseen events will not occur, resulting in the need to raise additional funds. The failure to raise any needed additional funds will likely have a material adverse effect on the company. In addition, it is possible that raising additional funds will result in substantial additional dilution. The company may need to effect future financing to raise sufficient capital to satisfy its business plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

   The company's results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond the company's control. These factors include: (i) the company's ability to attract new customers at a steady rate, (ii) the company's ability to operate at favorable gross margins, (iii) the level of user traffic and number of available impressions on the web sites, (iv) the company's licensee's and/or independent reseller's ability to generate revenues, (v) the timing and number of new hires, (vi) demand for and changes in pricing models for Internet development and design, (vii) government regulation, and (viii) general economic conditions and economic conditions specific to the Internet and online commerce.

   For the foreseeable future, the company's revenues will be directly contingent on the development and design of web sites in a given period. Accordingly, future revenues and results of operations are difficult to forecast. The company plans to continue to increase its operating expenses in order to increase its sales and marketing operations significantly, to continue to expand and to market and support its solutions. To the extent that such expenses precede, or are not subsequently followed by increased revenues, the company's business, results of operations and financial condition would be materially and adversely affected. The company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall in revenues in relation to the company's expectations would have a material adverse effect on the company's business, results of operations and financial condition.

EVOLVING MARKET FOR THE COMPANY'S WEB SITES

   The market for the development and design of web sites has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants. As is typical of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. Since the company expects to derive substantially all of its revenues in the foreseeable future from the development and design of web sites, the future success of the company is highly dependent on the increased use of the Internet. The Internet as an advertising medium has not been available for a sufficient period to gauge its effectiveness as compared with traditional advertising media. Most of the company's current or potential customers have limited or no experience using the Internet, and have not devoted a significant portion of their expenditures to the development and design of web sites. The utilization of Internet web sites, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business and exchanging information. In addition, most of the company's current and potential web publisher customers have limited or no experience in the utilization of web sites. There can be no assurance that the market for the development and design of web sites will continue to emerge or become sustainable. If the market fails to develop or develops more slowly than expected, the company's business, results of operations and financial condition could be materially and adversely affected.

   There are no widely accepted standards for the measurement of the effectiveness of an Internet web site, and there can be no assurance that such standards will develop sufficiently to support the development and design of web sites as a significant source of revenues. There also can be no assurance that the company's customers will be satisfied with the creation of their web sites, or that such customers will continue to pay their hosting fee. In addition, the effectiveness of web sites is dependent upon title tags, meta tags and keywords so that search engines will recognize a customer's web site. Like any database, there can be no assurance that the information in the company's SITEBLAZER network will be accurate or that consumers will utilize such products and services.

   Further, there can be no assurance that customers will determine that SiteBlazer.com and the SITEBLAZER network, the usage of which currently comprises a large portion of the company's revenues, is an effective or attractive medium, and there can be no assurance that the SITEBLAZER network will increase sales for its customers.

UNPROVEN BUSINESS MODEL; MARKET ACCEPTANCE OF SITEBLAZER NETWORK

   The company's business model is to generate revenues by designing and developing Internet web sites and placing these web sites in the SITEBLAZER network. The profit potential of the company's business model is unproven, and, to be successful, the company must, among other things, develop and market solutions that achieve broad market acceptance and recognition by its customers, Internet advertisers, commerce partners and Internet users. There can be no assurance that the SITEBLAZER network, or SiteBlazer.com, in particular, will achieve broad market acceptance. The company's ability to generate significant revenues from SiteBlazer.com will depend, in part, on the development of the SITEBLAZER network and the company's ability to attract search engines and have web sites generate sufficient user traffic with characteristics that are attractive to such search engines.
Furthermore, there is intense competition among developers of Internet web sites and a variety of related pricing models have developed, making it difficult to project future levels of revenues and applicable gross margins that can be sustained by the company or the Internet web site industry in general. Accordingly, no assurance can be given that the company's business model will be successful or that it can sustain revenue growth and maintain sufficient gross margins.

   Market acceptance of the SITEBLAZER network will depend, in large part, on the market's acceptance of its search engine. No assurance can be given that the company's SITEBLAZER network will achieve market acceptance by consumers, generate significant revenues to the company's customers, or provide acceptable gross margins. There can be no assurance that the customer-generated content or the promotional efforts of the company's customers, if any, will continue to attract users to the SITEBLAZER network.

RISK OF SYSTEM FAILURE

   The performance of the company's servers and networking hardware and the Internet infrastructure is critical to the company's business and reputation and its ability to attract web users, new customers and commerce partners to the company's web sites. Any system failure that causes an interruption in service or a decrease in responsiveness of the company's web sites could result in less traffic on the company's web sites and, if sustained or repeated, could impair the company's reputation and the attractiveness of its brand name.

   The company's servers are vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering. The occurrence of any of these events could result in interruptions, delays or cessation in services, which could have a material adverse effect on the company's business, results of operations and financial condition. In addition, the company's reputation and the Houston InterWeb Design, Inc. brand could be materially and adversely affected.

   The company's operations are dependent upon its ability to protect its computer systems against damage from fire, power loss, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. Any damage or failure that interrupts or delays the company's operations could have a material adverse effect on the company's business, results of operations and financial condition. To the extent that any capacity constraints are not effectively addressed by the company, such constraints would have a material adverse effect on the company's business, results of operations and financial condition.

RAPIDLY CHANGING TECHNOLOGY

   The market in which the company competes is characterized by rapidly changing technology, evolving industry standards, frequent new product and service announcements and enhancements and changing customer demands. Accordingly, the company's success will depend on its ability to adapt to rapidly changing technologies and industry standards, and its ability to continually improve the speed, performance, features, ease of use and reliability of its server and networking system in response to both evolving demands of the marketplace and competitive service and product offerings. Any failure to rapidly adapt in a changing environment would have a material adverse effect on the company's business, results of operations and financial condition.

   The company continually strives to incorporate new technology into its web sites for the benefit of its customers, visitors and commerce partners. Introducing new technology into the company's systems involves numerous technical challenges, substantial amounts of personal resources and often times takes many months to complete. There can be no assurance that the company will be successful in integrating such technology into its web sites on a timely basis or without degrading the responsiveness and speed of its web sites or that, once integrated, such technology will function as expected. The continuing and uninterrupted performance of the company's computer system is critical to the success of the company's business.

COMPETITION

   The market for customers, visitors and related products and services is intensely competitive and such competition is expected to continue to increase. There are no substantial barriers to entry in this market and the company believes that its ability to compete depends upon many factors within and beyond its control, including the timing and market acceptance of new solutions and enhancements to existing solutions developed by the company and its competitors, customer service and support, sales and marketing efforts, and the ease of use, performance, price and reliability of the company's solutions.
The company also competes with many Internet content providers and Internet service providers, including web directories, search engines, shareware archives, content sites, commercial online services and sites maintained by Internet service providers, as well as thousands of Internet sites operated by individuals and government and educational institutions. The company believes that the principal competitive factors in attracting search engines to a customer's web site include the company's title, meta tags and keywords. The company believes that the number of Internet companies relying on revenues from their company web sites will increase substantially in the future.
Accordingly, the company will likely face increased competition, resulting in increased pricing pressures on its web site design rates which could in turn have a material, adverse effect on the company's business, results of operations and financial condition. Many of the company's existing and potential competitors, including web site designers have longer operating histories in the Internet market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products and services than the company. Such competitors are able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive pricing policies and make more attractive offers to potential employees, distribution partners and commerce companies. Further, there can be no assurance that the company's competitors will not develop Internet products or services that are equal or superior to the solutions developed by the company or that the competitors' solutions will achieve greater market acceptance than the company's solutions. The company also expects that competition may increase as a result of industry consolidation. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the comprehensive set of services offered to customers. Accordingly, it is possible that new competitors or alliances among existing or potential competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which would have a material adverse effect on the company's business, results of operations and financial condition. In addition, there can be no assurance that the company will be able to grow its customer base and traffic levels at historical levels or retain its current customers, traffic levels or future customers, or that competitors will not experience greater growth in traffic than the company which could have the effect of making their web sites more attractive to consumers, or that the company's commerce partners will not sever or will elect not to renew their agreements with the company. There can also be no assurance that the company will be able to compete successfully against its current or future competitors or that competition will not have a material, adverse effect on the company's business, results of operations and financial condition.

MANAGEMENT OF GROWTH

   The company has experienced rapid growth in its operations. This rapid growth has placed, and is expected to continue to place, a significant strain on the company's managerial, operational and financial resources. The company has grown from three employees as of August 31, 1996, to 15 full-time employees and eight contract employees as of November 5, 1998. The company expects that the number of its employees will continue to increase for the foreseeable future, including the hiring of new programmers, graphic designers and other personnel. Furthermore, the company must continue to improve its financial and management controls, reporting systems and procedures, and expand, train and manage its work force. There can be no assurance that the company's systems, procedures or controls will be adequate to support the company's expanding operations or that company management will be able to achieve the rapid execution necessary to successfully offer its solutions and implement its business plan. The failure of the company to manage its growth effectively would have a material adverse effect on the company's business, results of operations and financial condition.

DEPENDENCE ON KEY PERSONNEL

   The company's future success depends, in significant part, upon the continued service of its key technical, sales and senior management personnel, particularly Harry L. White, chief executive officer and chairman of the board of directors, Lee A. Magness, chief financial officer, and Richard Finn, chief technology officer, all of whom have entered into employment agreements with the company which expire in August 2001. The loss of the services of one or more of the company's key personnel could have a material adverse effect on the company's business, results of operations and financial condition. The company does not maintain "key man" life insurance policies for Messrs. White, Magness and Finn. The company's future success also depends on its continuing ability to attract and retain highly qualified technical, sales and marketing, customer support, financial and accounting, and managerial personnel. Competition for such personnel in the Internet industry is intense, and there can be no assurance that the company will be able to retain its key personnel or that it can attract, assimilate or retain other highly qualified personnel in the future. See "Management."

DEPENDENCE ON SALES BY THIRD PARTIES

   The company relies on arrangements with independent resellers and licensees to market and distribute software products manufactured and hosted by the company. Under its arrangement with independent resellers and licensees, the company typically grants a non-exclusive license to distribute the company's software products and restricts the reseller's/licensee's ability to distribute software programs in competition with the company. The company currently expects that a greater portion of its future revenues will be derived from these relationships. There can be no assurance, however, that the sales forces of these independent resellers and/or licensees will actively pursue this opportunity to market and distribute software products manufactured and hosted by the company or that significant revenues will be generated by these relationships. These independent resellers and licensees have only recently begun to offer the company's products and, as such, have extremely limited experience in distributing software products. The company currently has agreements with Websource Media, L.L.C. ("Websource Media") and Harry Bauge ("Bauge"). For the fiscal year ended July 31, 1998, Websource Media and Bauge accounted for an aggregate of $288,572 or 46% of revenues. The company expects this licensee and independent reseller to continue to account for a significant percentage of the company's revenues for the foreseeable future. The company's future operating plans are based, in part, on resellers/licensees generation of income for the company. The loss of one or more of the licensees or resellers that represent a material portion of the company's revenues could have a material adverse effect on the company's business, results of operations and financial condition. In addition, the non-payment or late payment of amounts due by a significant licensee or reseller could have a material adverse effect on the company's business, results of operations and financial conditions. The company cannot accurately predict the timing or the extent of the success of these resellers and licensees. The failure of the sales forces of independent resellers and licensees to successfully generate meaningful revenues for the company or for these resellers and licensees to cease to maintain and support the company's distribution infrastructure could have a material adverse effect on the company's business, financial condition and results of operations.

DEPENDENCE ON THE INTERNET INFRASTRUCTURE

   The company's success will depend, in large part, upon the maintenance of the Internet infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security. To the extent that the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it or that the performance or reliability of the Internet will not be adversely affected. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and such outages and delays could adversely affect the web sites of customers utilizing the company's solutions and the level of traffic on such web sites. In addition, the Internet could lose its viability as a form of media due to delays in the development or adoption of new standards and protocols (for example, the next-generation Internet protocol) that can handle increased levels of activity. There can be no assurance that the infrastructure or complimentary products or services necessary to establish and maintain a web site as a viable commercial medium will be developed, or, if they are developed, that the Internet will become a viable commercial medium for customers. If the necessary infrastructure, standards or protocols or complimentary products, services or facilities are not developed, or if the Internet does not become a viable commercial medium, the company's business, results of operations and financial condition will be materially and adversely affected. Even if such infrastructures, standards or protocols or complimentary products, services or facilities are developed, there can be no assurance that the company will not be required to incur substantial expenditures in order to adapt its solutions to changing or emerging technologies, which could have a material adverse effect on the company's business, results of operations and financial condition. Moreover, critical issues concerning the commercial use and government regulation of the Internet (including security, cost, ease of use and access, intellectual property ownership and other legal liability issues) remains unresolved and could materially and adversely impact both the growth of the Internet and the company's business, results of operations and financial condition.

DEPENDENCE ON PROPRIETARY RIGHTS

   The company regards its intellectual property as critical to its success, and the company expects to rely upon trademark, service mark, copyright and trade secret laws in the United States and other jurisdictions to protect its proprietary rights. The company has applied for the registration for the trademark and service mark SITEBLAZER with the United States Patent and Trademark Office. The company is in the process of applying for the registration for the trademark Politicalnet in the United States. The company pursues the protection of its trademarks by applying to register the trademarks in the United States and (based upon anticipated use) internationally. The company is applying for a European Community trademark ("European Community Trademark") for SITEBLAZER to protect its trademarks in every country in the European community. There can be no assurance that any of the company's trademark registrations will be approved or granted and, if they are granted, that they will not be successfully challenged by others or invalidated through administrative process or litigation. Further, if the company's trademark registrations are not approved or granted due to the prior issuance of trademarks to third parties or for other reasons, there can be no assurance that the company could enter into arrangements with such third parties on commercially reasonable terms allowing the company to continue to use such trademarks. Trademark, copyright and trade secret protection may not be available in every country in which the company's solutions are available. In addition, the company plans to protect its proprietary rights through confidentiality agreements with employees, consultants, advisors, licensees, resellers and others. There can be no assurance that such agreements will provide adequate protection for the company's proprietary rights if there is any unauthorized use or disclosure, that employees of the company, consultants, advisors, licensees, resellers or others will maintain the confidentiality of such proprietary information, or that such proprietary information will not otherwise become known, or be independently developed, by competitors.

RISK OF INFRINGEMENT

   Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and still evolving, and no assurance can be given as to the future viability or value of any proprietary rights of the company or other companies within the industry. There can be no assurance that the steps taken by the company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the company's proprietary rights. Any such infringement or misappropriation, should it occur, could have a material adverse effect on the company's business, results of operations and financial condition. Furthermore, there can be no assurance that the company's business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against the company. From time to time the company expects to be subject to claims in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by the company and its commerce partners. There can be no assurance that litigation in the future will not have a material adverse effect on the company's business, results of operations or financial condition, such claims and any resultant litigation, should it occur, could subject the company to significant liability for damages and could result in invalidation of the company's proprietary rights and, even if not meritorious, could be time-consuming and expensive to defend, and could result in the diversion of management time and attention, any of which could have a material adverse effect on the company's business, results of operations and financial condition. See "Business-Intellectual Property."

SALES AND OTHER TAXES

   The company does not currently collect sales or other similar taxes in states other than Texas. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies such as the company which engage in or facilitate online commerce, and a number of proposals have been made at the state and local levels that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect the company's opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that the company should collect sales or other taxes could have a material adverse effect on the company's business, results of operations and financial condition.

   Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been proposed in the U.S. Congress. There can be no assurance that this legislation will ultimately be enacted into law or that the final version of this legislation will not contain a limited time period in which such tax moratorium will apply. In the event that the tax moratorium is imposed for a limited time period, there can be no assurance that the legislation will be renewed at the end of such period. Failure to enact or renew this legislation could allow various states to impose taxes on Internet-based commerce and the imposition of such taxes could have a material adverse effect on the company's business, results of operations and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

   Due to concerns arising in connection with the increasing popularity and use of the Internet, a number of laws and regulations may be adopted covering issues such as user privacy, pricing, characteristics, acceptable content, taxation and quality of products and services. Such legislation could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium, which could have a material adverse effect on the company's business, results of operations and financial condition. In addition, because the growing popularity and use of the Internet have burdened the existing telecommunications infrastructure and many areas with high web use have begun to experience interruptions in phone service, certain local telephone carriers have petitioned governmental bodies to regulate Internet service providers ("ISPs") and online service providers ("OSPs") in a manner similar to long distance telephone carriers and to impose access fees on ISPs and OSPs. If any of these petitions or the relief sought therein is granted, the costs of communicating on the Internet could increase substantially, potentially adversely affecting the growth in use of the Internet. Further, due to the global nature of the Internet, it is possible that, although transmissions relating to the company's solutions originate in the State of Texas, the governments of other states or foreign countries might attempt to regulate the company's transmissions or levy sales or other taxes relating to the company's activities. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that the company might not unintentionally violate such laws or that such laws will not be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on the company's business, results of operations and financial condition.

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

   Prior to this prospectus, there has been no public market for the common stock. Upon the registration statement becoming effective, the common stock will not be listed on a national securities exchange, Nasdaq, or on the OTC Electronic Bulletin Board. Management's strategy is to list the common stock on the OTC Electronic Bulletin Board as soon as practicable and to develop a public market for its common stock by soliciting brokers to become market makers of its shares. However, to date, the company has not solicited any such securities brokers to become market makers or undertaken to list the common stock on the OTC Electronic Bulletin Board. There can be no assurance that an active trading market for the common stock will develop or be sustained upon the registration statement becoming effective or that the market price of the common stock will not decline below the initial public trading price. The initial public trading price will be determined by market makers independent of the company.

   The trading price of the company's common stock could be subject to wide fluctuations in response to variations in quarterly results of operations, the gain or loss of significant web site customers, changes in earning estimates by analysts, announcements of technological innovations or new solutions by the company or its competitors, general conditions in Internet-related industries and other events or factors, many of which are beyond the company's control. In addition, the stock market has usually experienced extreme price and volume fluctuations which have affected the market price for many companies in industries similar or related to that of the company which have been unrelated to the operating performance of these companies. These market fluctuations may have a material adverse effect on the market price of the company's common stock.

SHARES ELIGIBLE FOR FUTURE SALE

   As of November 23, 1998, a total of 16,281,633 shares of common stock were outstanding. The resale of 252,633 shares of common stock, along with the distribution of 750,000 shares of company common stock to PinkMonkey.com shareholders will be eligible for immediate resale in the public market. Substantially all of the remaining 15,279,000 shares of common stock outstanding will be subject to resale pursuant to the provisions of Rule 144, 90 days after the date of this prospectus. Sales of common stock in the public market may have an adverse effect on prevailing market prices for the common stock. See "Shares Eligible for Future Sale."

PENNY STOCK REGULATION

   The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules, and accordingly, customers in company securities may find it difficult to sell their securities, if at all.

YEAR 2000 IMPLICATIONS

   Many current installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000. Many companies' software and computer systems may need to be upgraded or replaced in order to correctly process dates beginning in 2000 and to comply with the Year 2000 requirements. The company has reviewed its internal programs and has determined that there are no significant Year 2000 issues within the company's systems or services. However, although the company believes that its systems are Year 2000 compliant, the equipment and software used by the company's licensees may not be Year 2000 compliant. Failure of such third-party equipment or software to properly process dates for the year 2000 and thereafter could result in the company incurring unanticipated expenses and a loss of revenues, which could have a material adverse effect on the company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONTROL BY PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS

   Prior to the dirstibution, the directors and executive officers and their affiliates beneficially own approximately 81% of the outstanding common stock. As a result, these stockholders could exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of the company. See "Management" and "Principal Stockholders."

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF AMENDED AND RESTATED ARTICLES OF INCORPORATION AND BY-LAWS; POSSIBLE ISSUANCE OF PREFERRED STOCK

   The company's Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock without any further vote or action by the stockholders, and to determine the price, rights, preferences, privileges and restrictions, including voting rights of such shares. Since the preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the common stock, the rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any such preferred stock. The issuance of preferred stock could make it more difficult for a third party to acquire a majority of the outstanding voting stock of the company. Further, certain provisions of the company's Amended and Restated Articles of Incorporation, and certain provisions of the company's Bylaws could have the effect of delaying or preventing a change in control of the company. See "Description of Securities."

LACK OF DISINTERESTED, INDEPENDENT DIRECTORS

   All of the directors of the company have a direct financial interest in the company. While management believes that its current directors will be able to exercise their fiduciary duties as directors, the company intends to add independent, disinterested directors to serve on the Board of Directors in the near future. See "Management."


                                USE OF PROCEEDS

   The company will not receive any proceeds from the distribution of the company common stock to PinkMonkey.com shareholders or the resale of common stock by the selling stockholders.


                                DIVIDEND POLICY

   The company has not paid any dividends on its common stock and expects to retain any future earnings for use in its business. Future dividend policy will be determined by the Board of Directors of the company in light of prevailing financial needs of the company.

                                 CAPITALIZATION

   The following table sets forth the capitalization of the company at July 31, 1998:

                                                   JULY 31, 1998

   Long-term debt                                        $     -

   Shareholders deficit:

       Common Stock, no par value,
       50,000,000 shares authorized; 16,029,000
       shares issued and outstanding                        754,000

       Accumulated deficit                                 (846,427)
                                                         ----------

                 Total shareholders' equity (deficit)    $  (92,427)
                                                         ----------
                                                         ----------

          Total capitalization                           $  (92,427)
                                                         ----------
                                                         ----------

-------------------

                        DETERMINATION OF OFFERING PRICE

     Inapplicable.


                                   DILUTION

     Inapplicable.



                             SELLING STOCKHOLDERS

          This prospectus relates to the resale of 252,633 shares of common stock by the selling stockholders of which 16,281,633 shares are currently issued and outstanding. The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders. The company will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding.

                RESALE OF COMMON STOCK BY SELLING STOCKHOLDERS
                         SHARES CURRENTLY OUTSTANDING

                        SHARES BENEFICIALLY    AMOUNT OFFERED     SHARES BENEFICIALLY
                            OWNED BEFORE    (ASSUMING ALL SHARES       OWNED AFTER
STOCKHOLDER                    RESALE         IMMEDIATELY SOLD)           RESALE       PERCENTAGE
-----------                    ------         -----------------           ------       ----------
Ashraf K. Abadir               10,000              10,000                   0%             0%
Jeffrey A. Ballenger            7,000               7,000                   0%             0%
Stephen Bollman                 4,000               4,000                   0%             0%
Andrew B. Doerr                 8,366               8,366                   0%             0%
Leo Detassis                    6,667               6,667                   0%             0%
Allen G. Dusek                  3,000               3,000                   0%             0%
Debbie Esparza                 10,000              10,000                   0%             0%
Richard A. Finn                 5,000               5,000                   0%             0%
W.B. Finn                       1,000               1,000                   0%             0%
Henry Hailes                   10,000              10,000                   0%             0%
Paul Hailes                    10,000              10,000                   0%             0%
Arthur Hebron                  10,000              10,000                   0%             0%
Lucy Hebron                    10,000              10,000                   0%             0%
Tom Hillman                     2,000               2,000                   0%             0%
Hannah M. Loev                 12,500              12,500                   0%             0%
David L. Magness               15,000              15,000                   0%             0%
Price Lloyd Magness             5,000               5,000                   0%             0%
Walter L. Magness              22,000              22,000                   0%             0%
Hungson Van Nguyen              3,000               3,000                   0%             0%
True Lam V. Nguyen              1,000               1,000                   0%             0%
Dan Nelson                     40,000              40,000                   0%             0%
Chris Truax                    20,000              20,000                   0%             0%
Anthony Rahati                  5,000               5,000                   0%             0%
Steve Reynolds                  1,750               1,750                   0%             0%
Lora W. Rhein                  10,000              10,000                   0%             0%
Frank Rhodes                    1,800               1,800                   0%             0%
Larry Shoemaker                 5,000               5,000                   0%             0%
Don C. Smith                    2,000               2,000                   0%             0%
Jukka Tolonen                   5,800               5,800                   0%             0%
Keith Ward                        750                 750                   0%             0%
Kevin Work                      5,000               5,000                   0%             0%

          The 252,633 shares offered by the selling stockholders may be sold by one or more of the following methods, without limitation: (i) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (ii) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. The selling stockholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a prospectus. As a result of such shares being registered under the Securities Act, holders who subsequently resell such shares to the public may be deemed to be underwriters with respect to such shares of common stock for purposes of the Securities Act, with the result that they may be subject to certain statutory liabilities if the registration statement to which this prospectus relates is defective by virtue of containing a material misstatement or omitting to disclose a statement of material fact. The company has not agreed to indemnify any of the selling stockholders regarding such liability. The company will not receive any proceeds from the resale of common stock by the selling stockholders.

                             PLAN OF DISTRIBUTION

REASONS FOR THE DISTRIBUTION

     The board of directors of both the company and PinkMonkey.com have determined that it is in the best interest of the company, PinkMonkey.com and PinkMonkey.com's shareholders to make the distribution in the manner described herein. PinkMonkey.com and the company are engaged in unrelated businesses.

     MANNER OF EFFECTING THE DISTRIBUTION

          This prospectus relates to the distribution by PinkMonkey.com of 750,000 shares of company common stock. The company's common stock will be distributed by American Registrar Transfer Company, the distribution agent,
to PinkMonkey.com shareholders of record as of                     , 1998
(the record date to be established), on the basis of one share of company
common stock for every                   shares of PinkMonkey.com common
stock. All such shares of company common stock will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. No consideration will be paid to PinkMonkey.com or the company by the PinkMonkey.com shareholders for the shares of company common stock received in the distribution. Following the distribution, PinkMonkey.com will own no shares of the company common stock or other securities of the company. The distribution is currently expected to be effected as soon as practicable after the registration statement, of which this prospectus is a part, is declared effective. Certificates representing the shares of company common stock will be mailed to the PinkMonkey.com shareholders on the distribution date or as soon thereafter as practicable. The company will not receive any proceeds from the resale of common stock by the PinkMonkey.com shareholders.

     LISTING AND TRADING OF THE COMMON STOCK

          The company hopes to list the common stock on the OTC Electronic Bulletin Board after the registration statement becomes effective. Shares of common stock distributed to the PinkMonkey.com shareholders will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of the company under the Securities Act. Persons who may be deemed to be affiliates of the company after the distribution include individuals or entities that control, are controlled by or under common control with the company, and include directors and principal executive officers of the company, as well as any stockholder owning 10% or more of the total stock issued and outstanding. Under Rule 144, resales of common stock for the account of affiliates cannot be made until it has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company ("Applicable Requirements"). The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. The three individuals listed as directors and executive management of the company are affiliates of the company. The company believes it will have more than 100 stockholders after the distribution.

     FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

          Neither the company nor PinkMonkey.com has obtained a private letter ruling from the Internal Revenue Service nor an opinion of tax counsel with respect to possible federal income tax consequences of the distribution. The company believes that the distribution of company common stock to the PinkMonkey.com shareholders does not result in a taxable transaction to the company or the company's stockholders. However, PinkMonkey.com shareholders should consult their own tax advisors as to the particular tax consequences of the issuance and disposition of the shares being distributed to them, including the applicability and effect of state, local and foreign taxes.

                               LEGAL PROCEEDINGS

          The company is the plaintiff in HOUSTON INTERWEB DESIGN, INC. V. LANDRY'S SEAFOOD RESTAURANTS, INC. filed in the District Court of Harris County, Texas; 133rd Judicial District. The complaint alleges breach of contract and the company is seeking damages of $300,000. Landry's Seafood Restaurants, Inc. ("Landry's") filed a counter-claim against the company asserting infringement of Landry's federally registered trademark LANDRY'S SEAFOOD HOUSE, but has not plead any amount of damages. The matter has been set for trial on January 4, 1999. The company intends to vigorously assert its claim against Landry's and does not expect the counter-claim asserted by Landry's to have a material adverse effect on the company. Accordingly, no gain or loss has been accrued in the company's financial statements pertaining to these proceedings.

                                  MANAGEMENT

     DIRECTORS AND EXECUTIVE OFFICERS

          The company's directors and executive officers are:

         NAME           AGE                      POSITION
         ----           ---                      --------
    Harry L. White       40       Chairman, President, Treasurer and Secretary

    Richard J. Finn      22       Chief Technical Officer and Director

    Lee A. Magness       34       Chief Financial Officer, General Counsel and
                                    Director

          HARRY L. WHITE has served as chairman, chief executive officer, president, secretary and treasurer of the company since inception. Since May 1998, Mr. White has served as a director of PinkMonkey.com, Inc., an Internet publisher of educational study aids. From December 1986 through February 1997, Mr. White worked at Air Products and Chemicals, a hydrogen production company.

          RICHARD J. FINN has served as chief technical officer and director of the company since inception. From December 1995 through February 1997, Mr. Finn served as the assistant webmaster for Neosoft, Inc., an Internet service provider. From August 1995 through December 1995, Mr. Finn served as the assistant network administrator of CyberSin, an Internet service provider. From October 1994 through August 1995, Mr. Finn served as an assistant network administrator for Triconex Systems, Inc.

          LEE A. MAGNESS has served as chief financial officer, general counsel and director of the company since inception. Since August 1993, Mr. Magness has served as a financial consultant to various individuals and corporations. Prior to receiving his law degree from Thurgood Marshall School of Law, Mr. Magness served as a senior economic analyst at Transco Energy Corporation.

          All executive officers of the company are chosen by the Board of Directors and serve at the Board's discretion. There are no family relationships among the company's officers and directors. The company plans to reimburse directors for any expenses incurred in attending Board of Directors and Year 2000 Board committee meetings.

                            PRINCIPAL STOCKHOLDERS

    The following table presents certain information regarding the beneficial ownership of all shares of the company common stock upon the completion of the distribution of such shares to PinkMonkey.com shareholders by (i) each person who owns beneficially more than five percent of the outstanding shares of common stock, (ii) each director of the company, (iii) each named executive officer, and (iv) all directors and officers as a group.

                                                 SHARES BENEFICIALLY    PERCENTAGE OF     SHARES BENEFICIALLY   PERCENTAGE OF
                                                     OWNED BEFORE        VOTING POWER         OWNED AFTER        VOTING POWER
NAME OF BENEFICIAL                                       THE              BEFORE THE              THE             AFTER THE
    OWNER(1)                                         DISTRIBUTION        DISTRIBUTION         DISTRIBUTION       DISTRIBUTION
Harry L. White                                         4,488,000                                4,488,000
Richard J. Finn                                        4,488,000                                4,488,000
Lee A. Magness                                         4,207,500                                4,211,000(2)
All directors and officer as a group (3 persons)      13,183,500                               13,183,500

---------------------------
(1) The business address of each individual is the same as the address of the company's principal executive offices.
(2) Mr. Magness is the beneficial owner of 70,000 shares of PinkMonkey.com common stock and would receive approximately 3,500 shares of company common stock in connection with the distribution, if the record date had been set on November 11, 1998.


                           DESCRIPTION OF SECURITIES

    The company is authorized to issue up to 55,000,000 shares, of which 50,000,000 shares are no par value common stock, and 5,000,000 shares are preferred stock, par value $.01 per share.

COMMON STOCK

    The holders of shares of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

PREFERRED STOCK

    The company has authorized the issuance of up to 5,000,000 shares of preferred stock. The company has no present plans for the issuance of such preferred stock. The issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock.

TRANSFER AGENT

    The company serves as the transfer agent for the shares of common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    There are 16,281,633 shares of common stock currently outstanding. Upon the effectiveness of this registration statement, 1,002,633 shares of common stock outstanding held by non-affiliates will be eligible for immediate resale in the public market if and when any market for the common stock develops.
Sales of such shares held by affiliates will, however, be subject to the restrictions of Rule 144 promulgated under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the company may include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding common stock.
Under Rule 144 resales of common stock for the account of affiliates cannot be made until it has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company.
The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale.


                     INTEREST OF NAMED EXPERTS AND COUNSEL

    None.


                     DISCLOSURE OF COMMISSION POSITION ON
                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                      ORGANIZATION WITHIN LAST FIVE YEARS

    See "Certain Transactions."


                                   BUSINESS

THE COMPANY

    The company was incorporated in the State of Texas in August 1996. The company is a web development company that specializes in designing, creating and marketing cost-effective Internet products and custom software. The company strives to provide businesses, of all sizes, with interactive Internet web sites along with marketing services, to create long-term value for its customers worldwide. Some of the company's marketing services include: search engine marketing, news group postings, custom statistical counters, web site tracking logs and other traditional marketing methods. In addition, the company develops customized software programs, on various platforms, that are Internet compatible (i.e. accounting/finance interfaces, online editable non-hypertext markup language databases and Oracle/Lotus Internet database interfaces). The company's long-term strategy is to create valuable interactive web sites, e-commerce interfaces/sites and Intranets and Extranets, which will empower companies to utilize the super-efficiencies of the Internet worldwide. The company assists its customers in improving their Internet presence for products and/or services offered. The company uses proprietary technology for the creation of web sites which increases the chances that the company's customers' web sites are seen by an Internet user irrespective of the search engine used. Most of the company's custom web sites have password protected administrative areas that allow the company's customers to update their site with little or no programming skills. Although the majority of the company's current revenues are derived from custom web site design and search engine marketing, the company is expanding its operations to include a wider variety of interactive database nodes, e-commerce solution nodes, and network security.

    The company offers instant web presence through SiteBlazer.com by offering its customers a tool to build customized, updateable web sites. The company developed SiteBlazer.com as a solution for mass production of affordable custom/dynamic web sites. Management expects SiteBlazer.com to provide an avenue for timely web site production at a reduced cost. The company's business divisions utilize SiteBlazer.com and the company's proprietary technology. Customers' web sites are included in the SiteBlazer.net network search engine if the monthly hosting fee is maintained.

THE INTERNET AND WORLD WIDE WEB

    The Internet is a global collection of thousands of computer networks interconnected to enable commercial organizations, educational institutions, government agencies and individuals to communicate electronically, access and share information and conduct business. The Internet was historically used by a limited number of academic institutions, defense contractors and government agencies. It was used primarily for remote access to host computers and for sending and receiving electronic mail. Presently, commercial organizations and individuals are dominating the use of the Internet. Recent technological advances, improved microprocessor speed and the development of easy-to-use graphical user interfaces, combined with cultural and business changes, have enabled the Internet to be integrated into the operations, strategies, and activities of countless commercial organizations and individuals.

    The Internet and the World Wide Web have introduced fundamental and structural changes in the way information can be produced, distributed and consumed, lowering the cost of publishing information and extending its potential reach. Companies from many industries are publishing product and company information or advertising materials, collecting customer feedback and demographic information interactively, and offering their products for sale on the web. The structure of web documents allows organizations to publish significant quantities of product information, while simultaneously allowing each user to view only those elements of the information which are of particular interest to them. This feature makes possible the dynamic tailoring of information delivery, to each user's interests, timely and cost effective. The web, by facilitating the publishing and exchange of information, is dramatically increasing the amount of information available to users.

BUSINESS STRATEGY

    The mission of each company division is to become one of the predominant service providers within each division's respective market niche. The critical success factors are: understanding, developing and applying information technology to the Internet, interactive media markets, and data access and software tools; narrowing market focus while consummating strategic alliances to complement product and service offerings; investing in strategic Internet or interactive media investments or acquisitions and, most importantly, a continued understanding of customers' needs.

    Management expects to utilize its expertise in database design/development and project management to create new database management products, and a suite of product and service offerings, that will enable sophisticated direct interactive marketing environments. Management believes these new products will enable the company to take advantage of the demand for data management services created from the Internet and interactive media, while continuing to grow and invest in its design and development of web sites.

    The company has adopted a strategy of seeking opportunities to realize gains through the selective investment in companies whose web sites are designed and developed by Houston InterWeb Design, Inc. The company believes that this strategy provides the ability to increase shareholder value, as well as provide diversification within the company. Additionally, in fiscal year 1998, the company plans to continue to develop and refine the products and services of its businesses, with the goal of increasing revenue as new products are commercially introduced. The company will continue to pursue investing in new Internet opportunities.

    With respect to its businesses, the company will seek to expand its participation in Internet, and interactive media industries, and increase market share. Key elements of this strategy include:

- UTILIZE THE LATEST TECHNOLOGY AVAILABLE TO THE INTERNET, INCLUDING JAVA, JAVASCRIPT, NEOWEB SCRIPT, TCL/TK AND SHOCKWAVE, TO ACHIEVE OPTIMUM INTERNET PRESENCE. The company builds web sites without the use of HTML editors. Such editors often don't support many new additions to the web and use codes designed for one particular kind of web server that could present problems. The company is constantly increasing its technological capabilities through the enhancement of existing software and the re-engineering of the company's proprietary database software in order to allow the company's customers greater ability to access, analyze and update their own databases through the use of the company's computer services and software.

- CONTINUE TO ENHANCE AND EXPAND THE COMPANY'S PRODUCTS AND SERVICES. The company has invested significant resources in new business ideas or investments which seek to capitalize on opportunities surrounding the growth of the Internet and the interactive marketing industry. The company intends to continue to pursue the growth and development of its technologies and services and continue to introduce its products commercially. Additionally, the company intends to continue to evaluate new opportunities to further its investment opportunities and also to seek out opportunities to realize increased stockholder value through the acquisition of an interest in companies utilizing Houston InterWeb Design, Inc.'s services.

- PROVIDE THE HIGHEST LEVEL OF CUSTOMER SERVICE. Management plans to create an Internet presence that adds value to its clients organizations.

- PURSUE INNOVATIVE ADVERTISING SOLUTIONS. The company is actively seeking to develop innovative ways for advertisers to effectively reach their target audiences through the Internet. The company designs and offers customized packages which include the ability to change advertisements quickly and frequently, to link a specific search term to an advertisement, to conduct advertising test campaigns with rapid result delivery and to track daily usage statistics. The company is continuing its development of software that will provide it with the ability to target ads based on demographics and usage patterns.

- CROSS-SELL PRODUCTS AND SERVICES. The company is involved in many aspects of the direct marketing sales cycle. The company has experienced initial success in increasing the number of products and services purchased by its existing clients and intends to further this expansion.

DIVISIONS

    CUSTOM WEB SITE DEVELOPMENT

    The company develops high-end custom web sites, encompassing original graphics and innovative layouts. The company's business strategy is to develop and design web sites that achieve growth and organizational optimization for the company's customers by creating more efficient navigation, utilizing interactive databases, and by using proprietary technology to increase the likelihood of being found at or near the top of search engines. Management believes that its web site pricing is very competitive. The interactive databases enable customers to self-manage their web sites internally. Many of the company's proprietary scripting programs are adapted and included in individual web sites, allowing customers to manage, modify, and maintain their web sites with little or no programming knowledge.

    SITEBLAZER.COM

    The focus of SiteBlazer.com is to allow companies to build customized, updatable web sites, within minutes, at a reduced cost. SiteBlazer.com was designed to provide a solution for expensive web site design, maintenance and hosting fees. SITEBLAZER sites also offer an economic avenue to broaden a clients Internet exposure. SiteBlazer.com offers hundreds of professional images, templates, and graphic designs. SiteBlazer.com's templates are constantly replaced giving web site visitors an appearance of the site being constantly updated. These changes are randomly selected from a large collection of templates which are custom designed for specific business categories. With client-related information and content, SiteBlazer.com can build a site. SITEBLAZER sites can be built individually on-line, or data can be collected and uploaded in batches. With SiteBlazer.com, the company's customers are given a password which allows them to change information on their site at any time, at no extra charge. In addition, when web sites are created, description, title, and keyword tags are automatically embedded in them to attract major search engines. SiteBlazer.com's templates and databases are easily adapted to other applications and the company plans to license its technology with a desire to reach a large number of customers. For approximately $450 plus a $20 per month hosting fee, SiteBlazer.com offers customers a three page web site. Also through SiteBlazer.com, the company offers additional options for customers to purchase and add to their site, i.e., products page, what's new page, press release page, services page, calendar of events page, interactive forum page and a wide variety of counters, statistic programs, and shopping cart/e-commerce solutions.

    SITEBLAZER NETWORK

    The SITEBLAZER network is a business-to-business web guide/search engine designed to increase sales for its customers. The SiteBlazer.com program allows a business to have a stand-alone customized web site and still be part of the SITEBLAZER network. The company believes that the SITEBLAZER network contains up-to-date information, as each web site must pay a monthly hosting fee in order to continue to be on the SITEBLAZER network. The company is populating the SITEBLAZER network with SiteBlazer.com web sites and expects to launch the SITEBLAZER network as a search engine. At the time of launch, the SITEBLAZER network will allow non-SiteBlazer.com web sites to be included in the SITEBLAZER network search engine for a nominal fee. The SITEBLAZER network will be marketed as a search engine that offers a true business to business solution by protecting the integrity of its data.

    INTERACTIVE DATABASES

    The company has developed proprietary technology involving interactive databases. The interactive databases enable customers to self-manage their web sites internally. Many of the company's proprietary scripting programs are adapted and included in individual web sites, allowing customers to manage and modify their web sites. The company's interactive databases offer a cost-effective alternative to products and services offered by its competitors, and have been successfully implemented in a wide range of applications and Fortune 500 companies, like Union Carbide and CSX.

    POLITICALNET.COM

    The company's Politicalnet.com provides a rapidly growing network of political web sites. Visitors can search for politician's sites, participate in online political discussions, keep up-to-date with the most recent news or political events, or even cast their vote in weekly polls. Politicalnet.com also has chat rooms that focus on topics of interest ranging from family and education issues to foreign affairs. The company believes that Politicalnet.com provides politicians with a tool to build web sites for themselves quickly and more economically than ever before. Besides offering politicians inexpensive custom web sites, Politicalnet.com supplies sites to political parties at the county level and above, free of charge. Politicians are already operating sites on Politicalnet.com.

    Politicalnet.com provides candidates with an opportunity to employ online questionnaires. Candidates can post up to twenty customized questions on their site which saves the costs associated with printing and mailing questionnaires. Potential voters can fill out the questionnaires and submit them with just a keystroke. Candidates receive realtime information on what their constituents think about the issues, and can tailor their approaches accordingly. For $500, politicians get a web site with six pages (home page, more info, newsletter, press releases, a contact form for voters to fill out for more information, and an interactive Forum-page where readers can post their comments or questions) and candidates can post their answers or views. For additional charges, politicians can load up to three pages of their existing literature or brochures into their sites. They can also have their own photo gallery of up to 20 pictures or include up to five minutes of video clips or campaign commercials. Politicalnet.com's technology is derived from the adaptability of SiteBlazer.com and the SITEBLAZER network. Politicalnet.com provides a gateway for users to search for their local politicians or candidates and interact with them. Current issues, on-line voting, news feed and resource links make Politicalnet.com attractive to the average Internet user as well as the political parties.

    ONLINE ACCOUNTING FINANCIAL PACKAGE

    The company is currently developing an online accounting financial package to utilize the Internet to perform accounting work anywhere in the world. The online accounting financial package will allow a company to maintain its records online, including receipts and invoices. The online accounting financial package entails scanning invoices and receipts offsite by existing employees of the particular company. The online accounting financial package utilizes the Internet, and its inexpensive costs, to transmit all of its data throughout the world. All data is archived in a securable database on a secure Internet server. This system may reduce, or even eliminate, the traveling expenses of accountants/bookkeepers.

    ONLINE AUCTION SYSTEM

    The company is currently developing an online auction system which will allow traditional sealed bids or bids that can be viewed online. The online auction system allows dealers to view and bid on items online with products being sold to the highest bidder. The online auction system is adaptable and can be altered from a silent auction, to an auction where the highest bid and bidder are known. In order to utilize the online auction system, a person will need to be pre-approved by the company.

    CAMPUS NET

    The company is currently developing Campus Net to allow individuals of organizations to build customized, up-datable web sites. Management expects to offer Campus Net to (i) alumni, (ii) student groups/organizations, and
(iii) fraternities and sororities. Campus Net will allow each individual to have his own customized web site, and also to be a part of a group web site. Campus Net utilizes the SiteBlazer.com program and the SITEBLAZER network.

    HUNTING AND FISHING.COM

    The company is developing Hunting and Fishing.com and expects it to become one of the most comprehensive collections of hunting and fishing resources on the Internet. The company plans to utilize SiteBlazer.com and the SITEBLAZER network technology for classified advertisements on Hunting and Fishing.com's searchable catalogs to search for (i) merchandise, (ii) hunting and fishing equipment, (iii) hunting and fishing licenses/leases,
(iv) locations to visit and where to stay, (v) state parks and wildlife, (vi) hunting seasons and (vii) hunting and fishing regulations. Hunting and Fishing.com will allow users to maintain an independent web site, while at the same time being part of a network.

    LEGAL NET

    The company is developing a legal network to utilize the technology of the SITEBLAZER network to offer web sites to attorneys and law firms. The company expects attorneys and law firms to utilize LEGAL NET to increase the exposure of their web sites by targeting specific topics which will raise the likelihood of placement/selection on search engines.

COMMERCE PARTNER

    ARFRA

    The company owns a 30% interest in ARFRA, an Internet provider of pet medical records. ARFRA provides documented medical records detailing a pet's medical history in the event that an unexpected medical emergency should arise, or simply to provide a more organized record of a pet's medical history. ARFRA provides all participating veterinarians from anywhere in the continental United States, timely access to a pet's medical history. With ARFRA, pet-owners have the ability to offer timely, life-saving information to all emergency veterinary personnel by presenting an ARFRA access card to any veterinarian and the pet's medical history will be available twenty-four hours a day, three hundred and sixty-five days a year. For pet-owner and pet privacy alike, each record is securely protected by a personal identification number. The annual cardmember fee is only twenty-five dollars per year. Nominal update fees may be assessed depending upon the veterinarian visited. ARFRA also offers a unique service called pet-locator. By simply contacting any participating veterinarian, pet-owners now have the unique ability to immediately post a "Lost Pet" bulletin to the network. The bulletin will remain a part of the network records until ARFRA is notified of a pet's recovery. To further assist in the recovery effort, ARFRA will broadcast a personal e-mail message about a missing pet to all ARFRA cardmembers in a member's specific area. In addition, ARFRA allows pet-owners the ability to identify a veterinarian through "Vet Locator." Vet Locator is a network catalog of licensed veterinarians throughout the United States that is provided on a complimentary basis to all members. The company expects to utilize SITEBLAZER technology, allowing pet owners and prospective pet owners to design web sites for (i) the purchase and sale of pets, (ii) grooming/breeding and care of pets, and (iii) a pet cemetery. The sites will be indexed in a search engine specific to ARFRA and with the same restrictions as the SiteBlazer network.

AFFILIATED TRANSACTION

    NETTRADE ONLINE, L.L.C.

    In November 1997, the company entered into an agreement with NetTrade Online, L.L.C. ("NetTrade"), a Texas limited liability company, whereby the company agreed to design, develop, produce and install a computer program and related materials consisting of an interactive web site on the Internet providing real time/on-line trading of various commodities, incorporating functions commercially available at this time, and including specified criteria. The program shall be installed on designated hardware. The company agreed to provide all system engineering services necessary to design, develop, produce, install, and maintain the program and the hardware. These services include, but are not limited to, special studies, programming and application design and development, systems analysis and design, conversion and implementation planning, and installation evaluation. The company expects to expand this technology to other commodities. NetTrade paid the company $80,000 in connection with this agreement. Webvest, Inc., a company owned by Messrs. White, Magness and Finn, has a 20% ownership interest in NetTrade.

SALES AND MARKETING

    The company markets its products and services through a marketing staff using both telemarketing and direct sales. The company advertises its products and services through several media sources including trade journals and radio advertising. The company is in the process of developing a television media campaign. The company attends numerous trade shows in the Internet, high technology, and business markets, while further supplementing its sales efforts with space advertising and product and services listings in appropriate directories.

COMPETITION

    The market for customers, visitors and related products and services are intensely competitive and such competition is expected to continue to increase. There are no substantial barriers to entry in this market and the company believes that its ability to compete depends upon many factors within and beyond its control, including the timing and market acceptance of new solutions and enhancements to existing solutions developed by the company and its competitors, customer service and support, sales and marketing efforts, and the ease of use, performance, price and reliability of the company's solutions. The company also competes with many Internet content providers and ISPs, including web directories, search engines, shareware archives, content sites, commercial online services and sites maintained by Internet service providers, as well as thousands of Internet sites operated by individuals and government and educational institutions. The company believes that the principal competitive factors in attracting customers include the amount of traffic on its web site, brand recognition, customer service, the demographics of the company's customers and viewers, the company's ability to offer targeted audiences and the overall cost-effectiveness of the products and services offered by the company. The company believes that the principal competitive factors in attracting search engines to a customer's web site include the company's design, title, meta tags descriptions and key words. The company believes that the number of Internet companies relying on revenues from their company web site will increase substantially in the future. In turn, the company will likely face increased competition, resulting in increased pricing pressures on its web site design rates which could in turn have a material, adverse effect on the company's business, results of operations and financial condition. See "Risk Factors - Competition."

RESEARCH AND DEVELOPMENT

    The company develops and markets a variety of Internet related products and services, as well as a number of database software technologies. These
industries are characterized by rapid technological development.   The
company believes that its future success will largely depend upon its ability to continue the enhancement of its existing products and services and the development of other products and services which complement existing ones.
To date, the company has incurred nominal research and development expenses. In order to respond to rapidly changing competitive and technological conditions, the company expects to incur significant research and development expenses during the initial development phase of new products and services as well as on an on-going basis with established products.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    The company regards its technology as proprietary and attempts to protect it by relying on trademark, service mark, copyright and trade secret laws and restrictions on disclosure and transferring title and other methods. The company currently has no patents or patents pending and has not filed for patent protection, and does not anticipate that patents will become a significant part of the company's intellectual property in the future.

    The company pursues the registration of its trademarks in the United
States and internationally. The company has applied for the registration for the service mark and trademark SITEBLAZER and is in the process of applying for the registration of the trademark Politicalnet in the United States. The company is applying for a European Community Trademark for international protection of SITEBLAZER in every country in the European Community. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which the company's services are distributed or made available through the Internet, and policing unauthorized use of the company's proprietary information is difficult.

    The company currently licenses certain technologies to other companies and utilizes an independent reseller to market and distribute the company's solutions. The company has entered into the following agreements:

- In September 1997, the company entered into an agreement with Websource Media whereby the company agreed to transport Internet protocol packets from Websource Media to the Internet and from the Internet to Websource Media. Websource Media paid a setup fee of $480 in connection with this agreement and pays the company fees based on the number of hits per day. This agreement automatically renews for successive one-month terms at the company's then month-to-month rates.

- In June 1998, the company entered into a software reseller agreement with Bauge whereby the company granted Bauge a non-exclusive license to market and distribute software products manufactured and hosted by the company in return for royalty payments based on gross revenues of basic web sites and various other royalty payments. At June 1999, the agreement will automatically renew for successive one-year terms upon Bauge achieving certain sales levels.

    The company enters into confidentiality agreements with respect to its proprietary technology and limits access to, and distribution of its proprietary information.

EMPLOYEES

    As of November 5, 1998, the company employed approximately 15 persons on a full-time basis and eight persons on a contract basis. None of the company's employees are represented by a labor union. The company has entered into non-disclosure and non-competition agreements with its key personnel which provide that upon the termination of employment with the company for any reason, the individual will not compete with the company for two years. The company believes that its relations with its employees are good.

AVAILABLE INFORMATION

    The SEC maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the site is http:\\www.sec.gov. Visitors to the site may access such information by searching the EDGAR data base on the site.

    Prior to the date of this prospectus, the company was not subject to the information and reporting requirements of the Securities Act. As a result, the company will become subject to such requirements and, in accordance therewith, the company will file periodic reports, proxy materials and other information with the SEC. The company will provide its shareholders with annual reports containing audited financial statements and, if determined to be feasible, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. The company has filed a registration statement of Form SB-2 under the Securities Act, with respect to the securities being registered. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto, to which reference is hereby made. Copies of the registration statement and its exhibits are on file at the offices of the SEC and may be obtained upon payment of the fees prescribed by the SEC or may be examined, without charge, at the public reference facilities of the SEC, 450 Fifth Street, Northwest, Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The company will provide without charge to each person who receives a copy of the prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be directed to the company, attention Harry L. White, at 1770 St. James, Suite 420, Houston, Texas 77056.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATION

    The following discussion should be read in conjunction with the financial statements and notes thereto also contained in this prospectus.

GENERAL

    The following analysis compares the financial condition of the company for the period from inception (August 9, 1996) to July 31, 1997 and the year ended July 31, 1998. The Company was incorporated in the State of Texas in August 1996.

    The company recognizes revenue as services are provided, in accordance with customer agreements. For the year ended July 31, 1998, approximately 24% and 22% of the company's total revenues were derived from Websource Media, a company licensee, and Bauge, an independent reseller, respectively. Royalty income from software licensing agreements is recognized as it is earned per the individual terms of each royalty agreement, and is generally comprised of a minimum amount plus a stated percentage of the applicable licensee's sales. The company uses the direct write-off method in accounting for bad debts, the results of which are not materially different from the allowance method.

    The company accounts for property and equipment at cost with depreciation calculated using the straight-line method over its estimated useful lives ranging from five to ten years. When assets are retired or otherwise removed from the accounts, any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred and significant renewals and improvements are capitalized.

    The company utilizes the liability method in accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using anticipated tax rates and laws that will be in effect when the differences are expected to reverse. The realizability of deferred tax assets are evaluated annually and a valuation allowance is provided if it is likely that the deferred tax assets will not give rise to future benefits in the company's tax returns.

RESULTS OF OPERATIONS

     RESULTS OF OPERATIONS FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1996) TO JULY 31, 1997 COMPARED WITH THE RESULTS OF OPERATIONS FOR THE YEAR ENDED JULY 31, 1998.

     Revenues increased from $185,994 for the period from inception (August 9, 1996) through July 31, 1997 to $628,070 for the year ended July 31, 1998. The increase of $442,076 or 238% was primarily due to growth in web sites developed and SITEBLAZER license sales.

     Advertising and promotion expense increased from $28,215 for the period from inception (August 9, 1996) through July 31, 1997 to $782,610 for the year ended July 31, 1998. The increase of $754,395 or 2,674% primarily reflects the issuance of common stock to PinkMonkey.com in exchange for promotional services. The fair value of these issued shares totaling $749,990 was recorded as promotional expense by the company in July 1998.

     General and administrative expenses increased from $3,605 for the period from inception (August 9, 1996) through July 31, 1997 to $20,096 for the year ended July 31, 1998. The increase in general and administrative expenses of $16,491 or 457% primarily reflects the company's emergence from its development stage.

     The company had a ($64,832) net loss for the period from inception (August 9, 1996) through July 31, 1997 compared with a net loss of ($781,595) for the year ended July 31, 1998. The increased net loss of $716,763 or 1,106% is due primarily to the promotional expense recorded by the company in July 1998 for the fair value of common stock issued to PinkMonkey.com.

     Net loss per share of common stock increased from $(.00) to $(.05) for the period from inception (August 9, 1996) through July 31, 1997, compared to the year ended July 31, 1998.

     The company may in the future experience significant fluctuations in its results of operations. Such fluctuations may result in volatility in the price and/or value of the company's common stock if any market develops. Results of operations may fluctuate as a result of a variety of factors, including demand for the company's design and creation of Internet web sites, the introduction of new products and services, the timing of significant marketing programs, the success of reseller and license agreements, the number and timing of the hiring of additional personnel, competitive conditions in the industry and general economic conditions. Shortfalls in revenues may adversely and disproportionately affect the company's results of operations because a high percentage of the company's operating expenses are relatively fixed. Accordingly, the company believes that period to period comparisons of results of operations should not be relied upon as an indication of future results of operations. There can be no assurance that the company will be profitable. Due to the foregoing factors, it is likely that in one or more future periods the company's operating results will be below the expectations of the investor.

LIQUIDITY AND CAPITAL RESOURCES

     As of July 31, 1998, the company's primary source of liquidity was $18,988 of cash and $116,271 of accounts receivable. The company's working capital deficit and shareholders' deficit was $74,061 and $60,832 at July 31, 1997, as compared to a working capital deficit of $106,092 and a shareholders' deficit of $92,427 at July 31, 1998.

     Net cash provided by operating activities during the fiscal year ended July 31, 1998 was $3,169 compared with net cash used in operating activities of $275 for the period from inception (August 9, 1996) through July 31, 1997. The increase in net cash provided by operating activities was primarily due to the decreased net loss after backing out the effect of the promotional expenses recorded in July 1998 described herein.

     Net cash used in investing activities was $14,796 and $2,332 for the period from inception (August 9, 1996) through July 31, 1997 and the year ended July 31, 1998, respectively. The decrease in the net cash used in investing activities is attributed to the decrease in the purchase of property and equipment.

     Net cash provided by financing activities was $25,275 for the period from inception (August 9, 1996) through July 31, 1997 compared with net cash provided by financing activities of $7,947 for the year ended July 31, 1998. The decrease in net cash provided by financing activities was primarily due to the repayment of a note.

     The company's internally generated cash flows from operations have historically been and continue to be insufficient for its cash needs. As of July 31, 1998 the company's sources of external and internal financing were limited. It is not expected that the internal source of liquidity will improve until significant net cash is provided by operating activities, and until such time, the company will rely upon external sources for liquidity. The company has an unsecured revolving line of credit in the amount of $30,000 with Texas Commerce Bank, and as of July 31, 1998, had utilized approximately $29,000 of this line of credit. There can be no assurance that the company will be able to obtain additional financing on reasonable terms,
if at all.   Until the company can obtain monthly sales levels of
approximately $90,000 which would be sufficient to fund current working capital needs, there is uncertainty as to the ability of the company to expand its business and continue its current operations. The company believes that it will be able to satisfy its cash requirements for the next 12 months. There is no assurance that the current working capital will be sufficient to cover cash requirements for the balance of the current fiscal year or to bring the company to a positive cash flow position. Lower than expected earnings resulting from adverse economic conditions or otherwise, could restrict the company's ability to expand its business as planned, and if severe enough may shorten the period in which the current working capital may be expected to satisfy the company's requirements, force curtailed operations, or cause the company to sell assets.

IMPACT OF YEAR 2000

     The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     The company's Board of Directors has developed a Year 2000 strategy and has established a committee to determine the extent to which the company's operations are vulnerable to Year 2000 Issues. The company believes its operations are Year 2000 compliant. However, variability of definitions of "compliance" with the Year 2000 and of different combinations of software, firmware, and hardware may lead to lawsuits against the company. The outcomes of any such lawsuits and the impact of the company are not estimable at this time. The Year 2000 may affect the company's internal systems, however management believes the effect will be minimal as the company purchased the majority of its hardware systems within the last year and a half. Management believes out of pocket costs associated with Year 2000 will be minimal. The company intends to assess the readiness of its systems and those of its licensees for handling the Year 2000. Although the assessment has not been initiated, management currently believes that resolving these matters will not have a material adverse impact on the company's financial position or its results of operations. There can be no guarantee that the systems of other companies on which the company's operations rely will be timely converted and would not have an adverse effect on the company's operations. Any Year 2000 compliance problems of the company could have a material adverse effect on the company's business, results of operations and financial condition.

                            DESCRIPTION OF PROPERTY

     The company currently leases approximately 6,643 square feet of office space in Houston, Texas. The lease expires in October 2000 and the monthly rental is currently $7,196. The company believes that its existing facilities are adequate to meet its current needs and to accommodate anticipated growth.

                             CERTAIN TRANSACTIONS

     In August 1996, the company issued 4,488,000 shares of common stock to Harry L. White, 4,488,000 shares of common stock to Richard J. Finn, 4,207,500 shares of common stock to Lee A. Magness, 726,000 shares of common stock to Essitam Capital, Ltd., 709,500 shares of common stock to Sonsonate Capital, Ltd., and 660,000 shares of common stock to Seyat Capital, Ltd. for nominal consideration in connection with the company's formation.

     In July 1997, Messrs. White and Magness loaned the company $5,378 and $15,897, respectively. These loans bore interest at the rate of 6% per annum and were repaid as of July 31, 1998.

     In November 1997, the company entered into an agreement with NetTrade for the design, development, production and installation of a computer program consisting of an interactive web site on the Internet providing real time/on-line trading of commodities. The company received $80,000 in connection with this agreement. Webvest, Inc., a company owned by Messrs. White, Magness and Finn, has a 20% ownership interest in NetTrade.

     In September 1998, the company issued 750,000 shares of common stock to PinkMonkey.com in consideration for $10 and PinkMonkey.com agreeing to distribute the 750,000 shares to PinkMonkey.com shareholders. Additionally, the company agreed to file a registration statement with the SEC registering the common stock distributed to PinkMonkey.com shareholders. Harry L. White, a director of PinkMonkey.com, was issued a warrant to purchase 100,000 shares of PinkMonkey.com common stock at an exercise price of $.625 per share in consideration for services rendered. Mr. Magness purchased 70,000 shares of PinkMonkey.com common stock at an aggregate purchase price of $35,000.

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Currently, there is no public trading market for the company's securities and there can be no assurance that any market will develop. If a market develops for the company's securities, it will likely be limited, sporadic and highly volatile.

                            EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the chief executive officer of the company for the fiscal year ended July 31, 1998 and from inception (August 9, 1996) through July 31, 1997. No other executive officers of the company received total annual salary and bonus for the fiscal years ended July 31, 1998 and July 31, 1997 in excess of $100,000.

                          SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
NAME AND PRINCIPAL          FISCAL                            OTHER ANNUAL    COMPENSATION      ALL OTHER
    POSITION                 YEAR        SALARY      BONUS   COMPENSATION(1)     OPTIONS      COMPENSATION
    --------                 ----        ------      -----   ---------------     -------      ------------
Harry L. White,              1998      $70,000(2)
Chief Executive              1997      $30,000(2)
Officer and President

-----------
(1) The named executive officer did not receive perquisites or other benefits valued in excess of 10% of the total reported annual salary and bonus.
(2)  This amount has not been paid to date and is currently being accrued.


EMPLOYMENT AGREEMENTS

     In August 1996, Messrs. White, Finn and Magness entered into five year written employment contracts that provide for a base salary of $30,000 for the first year, $70,000 for the second year, and $120,000 annually for years three through five. In addition, these employment agreements entitle each of these individuals to an annual bonus of 1% of the company's earnings before income taxes and depreciation in excess of $5,000,000. In addition to salary, beginning in August 1998, Messrs. White, Finn and Magness each receive $600 per month as a car allowance and $200 per month for miscellaneous expenses. If the company terminates an employment contract with cause, such executive will not engage in certain activities in competition with the company for a period of six months following such termination.

STOCK OPTIONS

     In August 1998, the Board of Directors and stockholders adopted a stock option plan under which 500,000 shares of common stock have been reserved for issuance. As of the date of this prospectus, no options have been granted pursuant to such plan and the company has no present plans for the issuance thereof. The company does not have a defined benefit plan or any retirement or long-term incentive plans.


                             FINANCIAL STATEMENTS

     The financial statements of the company appearing in this SB-2 Registration Statement for the period from inception (August 9, 1996) to July 31, 1997, and the year ended July 31, 1998, have been audited by Mann, Frankfort, Stein and Lipp, P.C.


                       CHANGES IN AND DISAGREEMENTS WITH
              ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.


                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for the company by Brewer & Pritchard, P. C., Houston, Texas.

HOUSTON INTERWEB DESIGN, INC.
FINANCIAL STATEMENTS
JULY 31, 1998 AND 1997


                                C O N T E N T S

                                                               Page
                                                               ----
Independent Auditors' Report                                    F-2

Balance Sheets                                                  F-3

Statements of Operations                                        F-4

Statements of Changes in Stockholders' Deficit                  F-5

Statements of Cash Flows                                        F-6

Notes to Financial Statements                                   F-7

                                 [LETTERHEAD]


                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Houston InterWeb Design, Inc.


We have audited the accompanying balance sheets of Houston InterWeb Design, Inc. as of July 31, 1998 and 1997, and the related statements of operations, changes in stockholders' deficit, and cash flows for the year ended July 31, 1998 and for the period from inception (August 9, 1996) to July 31, 1997.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Houston InterWeb Design, Inc. as of July 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended July 31, 1998 and for the period from inception (August 9, 1996) to July 31, 1997 in conformity with generally accepted accounting principles.

MANN FRANKFORT STEIN & LIPP, P.C.


Houston, Texas
September 8, 1998

HOUSTON INTERWEB DESIGN, INC.
BALANCE SHEETS

                                                        July 31,
                                                  -------------------
                                                      1998      1997
                                                  ---------  --------
ASSETS

CURRENT ASSETS
 Cash                                               $18,988   $10,204
 Accounts receivable - trade - affiliates            55,259    14,611
 Accounts receivable - trade - nonaffiliates         61,012    42,070
 Deferred income tax asset                             -        4,998
 Other current assets                                10,445     3,226
                                                  ---------  --------
   TOTAL CURRENT ASSETS                             145,704    75,109

PROPERTY AND EQUIPMENT
 Office equipment                                     4,056     2,306
 Furniture and fixtures                              13,072    12,490
                                                  ---------  --------
                                                     17,128    14,796
 Less:  accumulated depreciation                      3,463     1,567
                                                  ---------  --------
   TOTAL PROPERTY AND EQUIPMENT                      13,665    13,229

INVESTMENT UNDER THE EQUITY METHOD                     -         -
                                                  ---------  --------
TOTAL ASSETS                                       $159,369  $88,338
                                                  ---------  --------
                                                  ---------  --------
LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
 Accounts payable and accrued expenses             $220,086  $127,895
 Deferred income tax liability                        2,498      -
 Note payable - line of credit                       29,212      -
 Notes payable to stockholders                         -       21,275
                                                  ---------  --------
   TOTAL CURRENT LIABILITIES                        251,796   149,170

STOCKHOLDERS' DEFICIT
 Common stock, no par value, 50,000,000 shares
   authorized, 16,029,000 and 15,279,000 shares
   issued and outstanding at July 31, 1998
   and 1997, respectively                           754,000     4,000
 Accumulated deficit                               (846,427)  (64,832)
                                                  ---------  --------
   TOTAL STOCKHOLDERS' DEFICIT                      (92,427)  (60,832)
                                                  ---------  --------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT       $ 159,369  $ 88,338
                                                  ---------  --------
                                                  ---------  --------

See accompanying notes to financial statements.

HOUSTON INTERWEB DESIGN, INC.
STATEMENTS OF OPERATIONS

                                                        Period From
                                                         Inception
                                           Year Ended (August 9, 1996)
                                            July 31,    to July 31,
                                             1998          1997
                                          ----------- ----------------
REVENUES
  Affiliates                              $  110,951   $   22,830
  Nonaffiliates                              517,119      163,164
                                          ----------   ----------
   TOTAL REVENUES                            628,070      185,994

EXPENSES
  Advertising and promotion                  782,610       28,215
  Computer equipment                          25,051       38,248
  Contract labor                              68,198       44,755
  Depreciation                                 1,896        1,567
  General and administrative                  20,096        3,605
  Interest                                     6,080        2,690
  Internet service                            29,019        8,073
  Professional fees                           15,288        1,228
  Rent                                        21,105       10,450
  Repairs and maintenance                      3,474        3,391
  Salaries and benefits                      384,082       93,188
  Supplies                                    26,036       11,461
  Telephone                                   11,797        4,806
  Travel                                       7,437        4,147
                                          ----------   ----------
   TOTAL EXPENSES                          1,402,169      255,824
                                          ----------   ----------
LOSS BEFORE FEDERAL INCOME TAXES            (774,099)     (69,830)

FEDERAL INCOME TAX EXPENSE (BENEFIT)
  Deferred                                     7,496       (4,998)
                                          ----------   ----------
NET LOSS                                  $ (781,595)  $  (64,832)
                                          ----------   ----------
                                          ----------   ----------
NET LOSS PER SHARE, BASIC AND DILUTED     $    (0.05)  $      -
                                          ----------   ----------
                                          ----------   ----------
AVERAGE SHARES OUTSTANDING,
   BASIC AND DILUTED                      15,341,535   15,279,000
                                          ----------   ----------
                                          ----------   ----------

 See accompanying notes to financial statements.

HOUSTON INTERWEB DESIGN, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
YEAR ENDED JULY 31, 1998 AND PERIOD FROM
INCEPTION (AUGUST 9, 1996) TO JULY 31, 1997

                                      Common    Accumulated
                                      Stock      Deficit       Total
                                     --------   ---------    ---------
Contributions                        $  4,000   $     -      $   4,000

Net loss, period from inception
 (August 9, 1996) to July 31, 1997       -        (64,832)     (64,832)
                                     --------   ---------    ---------
Balance, July 31, 1997                  4,000     (64,832)     (60,832)

Issuance of common stock              750,000         -        750,000

Net loss, year ended July 31, 1998       -       (781,595)    (781,595)
                                     --------   ---------    ---------
Balance, July 31, 1998               $754,000   $(846,427)   $ (92,427)
                                     --------   ---------    ---------
                                     --------   ---------    ---------

        See accompanying notes to financial statements.

HOUSTON INTERWEB DESIGN, INC.
STATEMENTS OF CASH FLOWS

                                                                    Period From
                                                                     Inception
                                                      Year Ended   (August 9, 1996)
                                                        July 31,      to July 31,
                                                         1998            1997
                                                      -----------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                             $ (781,595)     $  (64,832)
 Adjustments to reconcile net loss to net
  cash provided by (used in) operating activities:
   Depreciation                                            1,896           1,567
   Deferred income tax expense (benefit)                   7,496          (4,998)
   Advertising and promotion                             749,990               -
 Changes in assets and liabilities:
   Accounts receivable                                   (59,590)        (56,681)
   Other current assets                                   (7,219)         (3,226)
   Accounts payable and accrued expenses                  92,191         127,895
                                                      ----------      ----------
                                                         784,764          64,557
                                                      ----------      ----------
   NET CASH PROVIDED BY (USED IN) OPERATING
     ACTIVITIES                                            3,169            (275)

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of property and equipment                       (2,332)        (14,796)

CASH FLOWS FROM FINANCING ACTIVITIES
 Net proceeds (repayments) from notes payable            (21,275)         21,275
 Net proceeds from line of credit                         29,212               -
 Proceeds from issuance of common stock                       10           4,000
                                                      ----------      ----------
   NET CASH PROVIDED BY (USED IN) FINANCING
     ACTIVITIES                                            7,947          25,275
                                                      ----------      ----------
NET INCREASE IN CASH                                       8,784          10,204

CASH AT BEGINNING OF PERIOD                               10,204               -
                                                      ----------      ----------
CASH AT END OF YEAR                                   $   18,988      $   10,204
                                                      ----------      ----------
                                                      ----------      ----------
SUPPLEMENTAL CASH FLOW INFORMATION
 Interest paid                                        $    6,080      $    2,690
                                                      ----------      ----------
                                                      ----------      ----------
SUPPLEMENTAL NONCASH FINANCING ACTIVITIES
 Issuance of 750,000 common shares in exchange for
   promotional services                               $  749,990      $        -
                                                      ----------      ----------
                                                      ----------      ----------

        See accompanying notes to financial statements.

HOUSTON INTERWEB DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
YEAR ENDED JULY 31, 1998 AND INITIAL PERIOD ENDED JULY 31, 1997


NOTE A - NATURE OF OPERATIONS

Houston InterWeb Design, Inc. (the Company) was incorporated in the State of Texas in August, 1996. The Company is engaged in the design and creation of internet websites for customers. The Company uses internally developed technology for the creation of websites which ensures that customers websites are brought up in front of an internet user irrespective of the search engine used. In addition to the design and creation of internet websites, the Company also markets internet software through sale or licensing agreements. The software incorporates the Company's internet search engine technology.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PROPERTY AND EQUIPMENT: Property and equipment is stated at cost with depreciation calculated using the straight-line method over its estimated useful lives ranging from five to ten years. When assets are retired or otherwise removed from the accounts, any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred and significant renewals and improvements are capitalized.

REVENUE RECOGNITION: Revenues are recognized as services are provided, in accordance with customer agreements. For the year ended July 31, 1998, revenues from significant customers totaled $368,572. Included in this amount is $80,000 earned from a nonrecurring customer. Royalty income from software licensing agreements is recognized as it is earned per the individual terms of each royalty agreement, and is generally comprised of a minimum amount plus a stated percentage of the applicable licensee's sales. The Company uses the direct write-off method in accounting for bad debts, the results of which are not materially different from the allowance method.

INCOME TAXES: The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using anticipated tax rates and laws that will be in effect when the differences are expected to reverse. The realizability of deferred tax assets are evaluated annually and a valuation allowance is provided if it is more likely than not that the deferred tax assets will not give rise to future benefits in the Company's tax returns.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE C - INVESTMENTS UNDER THE EQUITY METHOD

At July 31, 1998, the Company owned a 30% interest in an internet provider of pet medical records (the investee). The Company obtained this ownership interest in exchange for providing its internet website search engine technology to this investee. The Company believes the fair value of these services provided to this investee to be de minimis, and therefore, has recorded its 30% ownership interest in this investee at a zero basis on its balance sheet. Additionally, at July 31, 1998, the activities of the investee had not commenced.

HOUSTON INTERWEB DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
YEAR ENDED JULY 31, 1998 AND INITIAL PERIOD ENDED JULY 31, 1997


NOTE D - NOTE PAYABLE

Note payable consist of the following:

                                                                     July 31,
                                                                -----------------
                                                                  1998     1997
                                                                --------  -------
     Revolving line of credit with a bank, providing
       for $30,000 maximum borrowings; uncollateralized,
       bearing interest at prime plus 1%; interest payable
       monthly, principal payable on demand at the bank's
       option.                                                  $ 29,212  $     -
                                                                --------  -------
                                                                --------  -------

NOTE E - INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at July 31, 1998 and 1997 are as follows:

                                                                     July 31,
                                                                -----------------
                                                                  1998     1997
                                                                --------  -------
     Deferred tax assets:
       Net operating loss carryforward                          $290,373  $ 5,177
       Cash-to-accrual differences                                     -    4,998
                                                                --------  -------

     Total gross deferred tax assets                             290,373   10,175
     Less: valuation allowance                                   290,373    5,177
                                                                --------  -------
                                                                       -    4,998

     Deferred tax liabilities:
       Tax over book depreciation                                   (371)       -
       Cash-to-accrual differences                                (2,127)       -
                                                                --------  -------
     Total gross deferred tax liabilities                         (2,498)       -
                                                                --------  -------
     Net current deferred tax assets (liability)                $ (2,498) $ 4,998
                                                                --------  -------
                                                                --------  -------

The Company has net operating loss carryforwards of approximately $854,000 as of July 31, 1998, which expire through the year 2013. Valuation allowances have been provided for all net operating losses due to lack of evidence of future recoverability at July 31, 1998.

HOUSTON INTERWEB DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
YEAR ENDED JULY 31, 1998 AND INITIAL PERIOD ENDED JULY 31, 1997


NOTE E - INCOME TAXES (CONTINUED)

The difference between the reported income tax expense (benefit) and the income tax expense (benefit) computed by multiplying the loss before income taxes by the federal statutory income tax rate is as follows:

                                                    Year Ended July 31,
                                                 ------------------------
                                                     1998         1997
                                                 ----------   -----------
     Current tax benefit computed at federal
       statutory tax rate                        $(263,194)   $  (23,742)

     Effect of marginal tax brackets                     -        11,284

     Change in valuation allowance                 285,196         5,177

     Other                                         (14,506)        2,283
                                                 ---------    ----------
     Total income tax expense (benefit)          $   7,496    $   (4,998)
                                                 ---------    ----------
                                                 ---------    ----------


NOTE F - RELATED PARTY TRANSACTIONS

The Company has notes payable to its stockholders, unsecured, with interest payable at 6%, maturing July 31, 1998. Interest expense on these notes totaled approximately $293 in 1998 and $1,660 in 1997. The following is a summary of notes payable to stockholders:

                                                        July 31,
                                                 -----------------------
                                                   1998         1997
                                                 ---------    ----------
          Lee Magness                            $       -    $   15,897

          Harry White                                    -         5,378
                                                 ---------    ----------
                                                 $       -    $   21,275
                                                 ---------    ----------
                                                 ---------    ----------

In July 1998, the Company issued 4,545.4545 shares of its common stock to a publicly traded affiliate in exchange for ten dollars cash consideration and promotional services. After giving effect to the 165 for 1 common stock split discussed below in Notes H and I, the amount of shares issued to this affiliate became 750,000. It is anticipated that this affiliate will subsequently distribute these 750,000 shares to its stockholders. In accordance with Financial Accounting Standards Board Statement in its Emerging Issues Task Force Issue 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES, $749,990 is included in the $782,610 in advertising and promotion expense for the year ended July 31, 1998, to account for the fair value of promotional services received from this affiliate.

HOUSTON INTERWEB DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
YEAR ENDED JULY 31, 1998 AND INITIAL PERIOD ENDED JULY 31, 1997


NOTE G - COMMITMENTS AND CONTINGENCIES

The Company's minimum rental commitments under a noncancelable operating lease for office space is as follows:

          Years Ending July 31,
          ---------------------
                 1999                          $ 86,360
                 2000                            86,360
                 2001                            21,590
                                               --------
                                               $194,310
                                               --------
                                               --------


Total rental expense for the year ended July 31, 1998 was $21,105 and for the initial period ended July 31, 1997 was $10,450.

The Company has instituted legal proceedings against a party for breach of contract seeking damages of $300,000. The party has made a counter claim against the Company, but has not plead any amount of damages. Management is of the opinion that the counter claim filed by the party is without basis and that the Company will prevail. Accordingly, no gain or loss has been accrued in these financial statements pertaining to these proceedings.

The Company has employment agreements with three of its stockholders providing a base annual salary through August, 2001. The base salary may be increased at the Company's option. In addition, this employment agreement entitles each of these stockholders to an annual bonus of 1% of the Company's earnings (before income taxes and depreciation) in excess of $5,000,000. Minimum annual commitments under these agreements amount to $360,000. Amounts incurred by the Company related to these employment agreements were $210,000 and $90,000 for the fiscal year ended July 31, 1998, and the initial period ended July 31, 1997, respectively.

NOTE H - EARNINGS PER SHARE

In accordance with Financial Accounting Standards Board Statement 128, EARNINGS PER SHARE, basic earnings per common share amounts are calculated using the average number of common shares outstanding during each period, retroactively adjusted to give effect to the 165 for 1 common stock split discussed previously in Note F, and below in Note I. As there were no dilutive potential common shares outstanding during the year ended July 31, 1998, or during the initial period ended July 31, 1997, basic average shares outstanding and earnings per share are equal to diluted average shares outstanding and earnings per share, respectively, for the year ended July 31, 1998, and for the initial period ended July 31, 1997.

HOUSTON INTERWEB DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
YEAR ENDED JULY 31, 1998 AND INITIAL PERIOD ENDED JULY 31, 1997


NOTE I - SUBSEQUENT EVENTS

Subsequent to July 31, 1998, in contemplation of the stock split and employee incentive stock option plan discussed below, the Company amended its articles of incorporation to increase its authorized capital to 50,000,000 common shares of no par value, and 5,000,000 preferred shares with $.01 par value. No preferred shares have been issued to date.

On August 19, 1998, the Company effected a stock split on its common stock of 165 for 1 for stockholders of record on August 19, 1998. Subsequent to this stock split, the Company sold an additional 106,800 shares of its common stock to various individuals at prices ranging from $1 per share to $1.50 per share. As a result of the stock split and the subsequent sales of common stock, the total common stock of the Company issued and outstanding increased to 16,135,800 shares.

On August 19, 1998, the Company formed an incentive stock option plan for its employees under which 500,000 shares of common stock will be awarded to employees based upon criteria established under the plan. No shares have been issued under this plan to date.

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Texas law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The amended and restated articles of incorporation of the company limit the liability of directors of the company (in their capacity as directors but not in their capacity as officers) to the company or its stockholders to the fullest extent permitted by Texas law. Specifically, directors of the company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith that constitute a breach of duty of the director to the company or an act or omission which involves intentional misconduct or a knowing violation of law, (iii) for an act or omission for which the liability of a director is expressly provided by an applicable statute, or (iv) for any transaction from which the director received an improper personal benefit, whether the benefit resulted from an action taken within the scope of the director's office.
Section 2.41 of the Texas Business Corporation Act relates to directors' liability for unlawful dividends and stock issuances.

     The inclusion of this provision in the amended and restated articles of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the company and its stockholders.

     The company's amended and restated articles of incorporation provide for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with any proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. The amended and restated articles of incorporation include related provisions meant to facilitate the indemnities' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken, and (iii) the establishment of certain presumptions in favor of an indemnitee. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, the company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Registrant.

     SEC Registration Fee. . . . . . . . . . . . . . . . . .     $     4.37
     Printing and Engraving Expenses . . . . . . . . . . . .       2,000.00
     Legal Fees and Expenses . . . . . . . . . . . . . . . .      40,000.00
     Accounting Fees and Expenses. . . . . . . . . . . . . .      35,000.00
     Miscellaneous . . . . . . . . . . . . . . . . . . . . .       5,000.00
                                                                 ----------
          TOTAL. . . . . . . . . . . . . . . . . . . . . . .     $82,004.37
                                                                 ----------
                                                                 ----------

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     The company believes that the transactions referenced below are exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a pubic offering. No sales commissions were paid in connection with the following transactions.

     In August 1996, the company issued an aggregate of 15,279,000 shares of common stock to three individuals and three entities for nominal consideration in connection with the company's formation.

     From August 1998 through November 1998, the company issued an aggregate of 160,133 shares of common stock in consideration for an aggregate of $197,499.50.

     In July 1998, the company issued 750,000 shares of common stock to PinkMonkey.com for nominal consideration.

     In November 1998, the company issued an aggregate of 72,500 shares of common stock to three individuals in consideration for services rendered.

     In November 1998, the company issued an aggregate of 20,000 shares to three employees in consideration for services rendered.

ITEM 27.  EXHIBITS

                    INDEX TO EXHIBITS

EXHIBIT NO.            IDENTIFICATION OF EXHIBIT
-----------            -------------------------

3.1(1)         Amended and Restated Articles of Incorporation

3.2(1)         Articles of Amendment to the Articles of Incorporation

3.3(1)         By-Laws of the company

3.4(1) Articles of Correction to the Amended and Restated Articles of Incorporation

3.5(1) Articles of Correction to the Articles of Amendment to the Articles of Incorporation

4.1(1)         Form of Specimen of common stock

5.1(1)         Legal Opinion

10.1(1) Letter Agreement between the company and PinkMonkey.com, Inc.

10.2(1) Software License and Marketing Agreement between the company and Websource Media, L.L.C.

10.3(1)        Software Reseller Agreement between the company and Harry
               Bauge

10.4(1)        Letter Agreement between the company and Harry Bauge

10.5(1)        Agreement between the company and NetTrade Online, L.L.C.

10.6(1)        Employment Agreement between the company and Harry White

10.7(1)        Employment Agreement between the company and Richard Finn

10.8(1)        Employment Agreement between the company and Lee Magness

23.1(1)        Consent of Mann, Frankfort, Stein and Lipp, P.C.

23.2(2)        Consent of Brewer & Pritchard , P.C.

27.1(1)        Financial Data Schedule

-----------------------------------
(1)  Filed herewith.
(2)  Contained in Exhibit 5.1.

ITEM 28.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

               ii. Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               iii. Include any additional or changed material on the plan of distribution.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)  i.   That, for the purpose of determining liability under the
                    Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule
                    424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               ii. For determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 24th day of November, 1998.

                                       HOUSTON INTERWEB DESIGN, INC.


                                       By /s/ HARRY L. WHITE
                                         -------------------------------------
                                         HARRY L. WHITE, President and
                                         Chief Executive Officer


                             ----------------------------


     This registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                          Title                             Date
---------                          -----                             ----
/s/ HARRY L. WHITE         President, Treasurer,                November 24, 1998
------------------------   Secretary and Chairman
HARRY L. WHITE

/s/ RICHARD J. FINN        Chief Technical Officer and          November 24, 1998
------------------------   Director
RICHARD J. FINN

/s/ LEE A. MAGNESS         Chief Financial Officer, General     November 24, 1998
------------------------   Counsel and Director
LEE A. MAGNESS